                                                                    EXHIBIT 10.5


                     ======================================


                            REVOLVING LOAN AGREEMENT

                                     BETWEEN

                            MMAC COMMUNICATIONS CORP.

                                       AND

                          KELTIC FINANCIAL PARTNERS, LP


                     ======================================



                          Dated: As of October 11, 2002

                                TABLE OF CONTENTS

  LOAN AGREEMENT..................................................................................................1

  AGREEMENT.......................................................................................................1

         1.       DEFINITIONS.....................................................................................1

                  1.1.     "Account Debtor".......................................................................1
                  1.2.     "Advance"..............................................................................1
                  1.3.     "Affiliate"............................................................................1
                  1.4.     "Agreement"............................................................................1
                  1.5.     "Authenticate".........................................................................2
                  1.6.     "Banking Day"..........................................................................2
                  1.7.     "Banking Accounts".....................................................................2
                  1.8.     "Borrower".............................................................................2
                  1.9.     "Borrowing Capacity"...................................................................2
                  1.10.    "Borrowing Base Certificate"...........................................................2
                  1.11.    "Capital Expenditure"..................................................................2
                  1.12.    "Code".................................................................................2
                  1.13.    "Collateral"...........................................................................2
                  1.14.    "Contract Year"........................................................................2
                  1.15.    "Default"..............................................................................2
                  1.17.    Reserved...............................................................................2
                  1.18.    "Eligible Receivables".................................................................3
                  1.19.    "Environment"..........................................................................4
                  1.20.    "Environmental Laws"...................................................................4
                  1.21.    "ERISA"................................................................................4
                  1.22.    "Events of Default"....................................................................4
                  1.23.    "Fiscal Year"..........................................................................5
                  1.24.    "Fixed Charge Coverage Ratio"..........................................................5
                  1.25.    "GAAP".................................................................................5
                  1.26.    "General Security Agreement"...........................................................5
                  1.27.    "Governmental Rules"...................................................................5
                  1.28.    "Indebtedness".........................................................................5
                  1.29.    "Inventory"............................................................................5
                  1.30.    Reserved...............................................................................5
                  1.31.    "Loan Documents".......................................................................5
                  1.32.    "Loan Interest Rate"...................................................................5
                  1.33.    "Loans"................................................................................6
                  1.34.    "Lockbox"..............................................................................6
                  1.35.    "Maintenance Contract Reserve Amount"..................................................6
                  1.36.    "Material Adverse Effect"..............................................................6
                  1.37.    "Maximum Facility".....................................................................6
                  1.38.    "Obligations"..........................................................................6
                  1.39.    "Notice of Borrowing"..................................................................6
                  1.40.    "Person"...............................................................................6
                  1.41.    "Plan".................................................................................6
                  1.42.    "Property..............................................................................7
                  1.43.    "Receivables"..........................................................................7
                  1.44.    "Reconciliation Report"................................................................7
                  1.45.    "Record"...............................................................................7
                  1.46.    "Reportable Event".....................................................................7
                  1.47.    "Revolving Loan".......................................................................7
                  1.48.    "Revolving Note".......................................................................7
                  1.49.    "Solvent"..............................................................................7

                  1.50.    Reserved...............................................................................7
                  1.51.    "Termination Date".....................................................................7
                  1.52.    "Termination Notice"...................................................................7
                  1.53.    "UCC"..................................................................................7

         2.       THE REVOLVING LOAN..............................................................................8

                  2.1.     Advances...............................................................................8
                  2.2.     Overline...............................................................................8
                  2.3.     Reserves...............................................................................8
                  2.4.     Manner of Borrowing....................................................................8
                  2.5.     Evidence of Borrower's Obligations.....................................................9
                  2.6.     Payments...............................................................................9
                  2.7.     Collections/Balance/Statements/etc.....................................................9
                  2.8.     Payment on Termination Date...........................................................10

         3.       LENDER'S COMPENSATION..........................................................................10

                  3.1.     Interest on Advances..................................................................10
                  3.2.     Commitment and Closing Fee............................................................10
                  3.3.     Facility Fee..........................................................................10
                  3.4.     Collateral Management Fee.............................................................10
                  3.5.     Field Examination Fees................................................................10
                  3.6.     Liquidated Damages....................................................................11
                  3.7.     Computation of Interest and Fees......................................................11
                  3.8.     Payment of Interest and Fees..........................................................11

         4.       APPLICATION OF PROCEEDS........................................................................11

         5.       INDUCING REPRESENTATIONS.......................................................................11

                  5.1.     Organization and Qualifications.......................................................11
                  5.2.     Name and Address......................................................................11
                  5.3.     Structure.............................................................................11
                  5.4.     Legally Enforceable Agreement.........................................................12
                  5.5.     Solvent Financial Condition...........................................................12
                  5.6.     Financial Statements..................................................................12
                  5.7.     Joint Ventures........................................................................12
                  5.8.     Real Estate...........................................................................12
                  5.9.     Patents, Trademarks, Copyrights and Licenses..........................................12
                  5.10.    Existing Business Relationship........................................................12
                  5.11.    Investment Company Act:  Federal Reserve Board Regulations............................12
                  5.12.    Tax Returns...........................................................................13
                  5.13.    Litigation............................................................................13
                  5.14.    Receivables Locations.................................................................13
                  5.15.    RESERVED..............................................................................13
                  5.16.    RESERVED..............................................................................13
                  5.17.    Title/ Liens..........................................................................13
                  5.18.    Existing Indebtedness.................................................................14
                  5.19.    ERISA Matters.........................................................................14
                  5.20.    O.S.H.A. .............................................................................14
                  5.21.    Environmental Matters.................................................................14
                  5.22.    Labor Disputes........................................................................15
                  5.23.    Intellectual Property.................................................................15
                  5.24.    Location of Banking and Securities Accounts...........................................15
                  5.25.    Compliance With Laws..................................................................15
                  5.26.    No Other Violations...................................................................15
                  5.27.    Survival of Representations and Warranties............................................15

         6.       FINANCIAL STATEMENTS AND INFORMATION; CERTAIN NOTICES TO LENDER................................15

                  6.1.     Borrowing Base Certificate............................................................15
                  6.2.     Monthly Reports.......................................................................16
                  6.3.     Annual Financial Statements...........................................................16
                  6.4.     Monthly Financial Statements..........................................................16
                  6.5.     Projections...........................................................................16
                  6.6.     Customer Lists........................................................................16
                  6.7.     Insurance.............................................................................16
                  6.8.     Notice of Event of Default and Adverse Business Developments..........................16
                  6.9.     Other Information.....................................................................17

         7.       ACCOUNTING.....................................................................................17

         8.       AFFIRMATIVE COVENANTS..........................................................................17

                  8.1.     Business and Existence................................................................17
                  8.2.     Trade Names...........................................................................17
                  8.3.     Transactions with Affiliates..........................................................17
                  8.4.     Taxes.................................................................................17
                  8.5.     Compliance with Laws..................................................................18
                  8.6.     Maintain Properties: Insurance........................................................18
                  8.7.     Business Records......................................................................18
                  8.8.     Litigation............................................................................18
                  8.9.     Damage or Destruction of Collateral...................................................18
                  8.10.    Name Change...........................................................................18
                  8.11.    Access to Books and Records...........................................................18
                  8.12.    Solvent...............................................................................19
                  8.13.    Compliance With Environmental Laws....................................................19
                  8.14.    Compliance with ERISA and other Employment Laws.......................................19
                  8.15.    Proceeds of Collateral................................................................19
                  8.16.    Delivery of Documents.................................................................19
                  8.17.    Equity Investment.....................................................................19
                  8.18.    Authorization to Do Business..........................................................19

         9.       NEGATIVE COVENANTS.............................................................................19

                  9.1.     Indebtedness..........................................................................19
                  9.2.     Mergers; Consolidations; Acquisitions.................................................20
                  9.3.     Sale or Disposition...................................................................20
                  9.4.     Defaults..............................................................................20
                  9.5.     Limitations on Liens..................................................................20
                  9.6.     Dividends and Distributions...........................................................20
                  9.7.     Borrower's Name and Offices...........................................................21
                  9.8.     Fiscal Year...........................................................................21
                  9.9.     Change of Control/Management..........................................................21
                  9.10.    Guaranties; Contingent Liabilities....................................................21
                  9.11.    Removal of Collateral.................................................................21
                  9.12.    Transfer of Notes or Accounts.........................................................21
                  9.13.    Settlements...........................................................................21
                  9.14.    Change of Business....................................................................22
                  9.15.    Change of Accounting Practices........................................................22
                  9.16.    Inconsistent Agreement................................................................22
                  9.17.    Loan or Advances......................................................................22
                  9.18.    Investments...........................................................................22
                  9.19.    Reserved..............................................................................22
                  9.20.    Fixed Charge Coverage Ratio...........................................................22

                  9.21.    Reserved..............................................................................22
                  9.22.    EBITDA................................................................................23

         10.      CONDITIONS TO ADVANCES.........................................................................23

                  10.1.    Lender's Right to Take Certain Actions................................................23

         11.      TERM...........................................................................................23


         12.      EVENTS OF DEFAULT..............................................................................23

                  12.1.    Defaults..............................................................................23
                  12.2.    Obligations Immediately Due...........................................................25
                  12.3.    Continuation of Security Interests....................................................25

         13.      REMEDIES OF LENDER.............................................................................25


         14.      GENERAL PROVISIONS.............................................................................25

                  14.1.    Rights Cumulative.....................................................................25
                  14.2.    Successors and Assigns................................................................25
                  14.3.    Notice................................................................................25
                  14.4.    Strict Performance....................................................................27
                  14.5.    Waiver................................................................................27
                  14.6.    Conflict of Laws......................................................................27
                  14.7.    Expenses..............................................................................27
                  14.8.    Reimbursements Charged to Revolving Loan..............................................28
                  14.9.    Waiver of Right to Jury Trial.........................................................28

         15.      INDEMNIFICATION BY BORROWER/WAIVER OF CLAIMS...................................................28

                  15.1.    Indemnification.......................................................................28
                  15.2.    Savings Clause for Indemnification....................................................28
                  15.3.    Waiver................................................................................29

         16.      MISCELLANEOUS..................................................................................29

                  16.1.    Entire Agreement; Amendments; Lender's Consent........................................29
                  16.2.    Cross Default; Cross Collateral.......................................................29
                  16.3.    Execution in Counterparts.............................................................29
                  16.4.    Severability of Provisions............................................................29
                  16.5.    Table of Contents; Headings...........................................................29
                  16.6.    Exhibits and Schedules................................................................29

         17.      CONSENT TO JURISDICTION........................................................................30

  EXHIBIT A......................................................................................................32

  EXHIBIT B......................................................................................................33

  EXHIBIT C......................................................................................................34

  EXHIBIT D......................................................................................................35

  Schedule 5.2...................................................................................................36

  Schedule 5.3...................................................................................................37

  Schedule 5.8...................................................................................................38

  Schedule 5.9...................................................................................................39

  Schedule 5.13..................................................................................................40

  Schedule 5.14..................................................................................................41

  Schedule 5.17..................................................................................................42

  Schedule 5.18..................................................................................................43

  Schedule 5.24..................................................................................................44

                                 LOAN AGREEMENT

                  THIS LOAN AGREEMENT is made as of this 11th day of October, 2002, between MMAC COMMUNICATION CORP. ("Borrower"), a corporation organized and existing pursuant to the laws of the State of Delaware having an address at 900 Huyler Street, Teterboro, New Jersey 07608, and KELTIC FINANCIAL PARTNERS, LP ("Lender"), a Delaware limited partnership, with a place of business at 555 Theodore Fremd Avenue, Suite C-207, Rye, New York 10580.

                                   WITNESSETH:

                  WHEREAS, Borrower has requested that Lender extend a One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) revolving credit facility, the proceeds of which will be used to repay the existing indebtedness of Delta Computec Inc., a New York corporation, and provide Borrower with working capital support.

                  WHEREAS, Lender is willing to extend the credit facility on the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

         1. DEFINITIONS As used herein, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

                  1.1. "ACCOUNT DEBTOR" shall mean any Person who is or may become obligated under or on account of any Receivable.

                  1.2. "ADVANCE" shall mean any loan or advance made by Lender in connection with the Revolving Loan.

                  1.3. "AFFILIATE" shall mean any Person: (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Borrower; (ii) which beneficially owns or holds 10% or more of any class of the voting stock or other equity interest in Borrower; or (iii) 10% or more of the voting stock or other equity interest of which is beneficially owned or held by Borrower. For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or other equity interests, by contract or otherwise.

                  1.4. "AGREEMENT" shall include all amendments, modifications and supplements and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

                  1.5. "AUTHENTICATE" shall mean to sign or to execute or otherwise adopt a symbol, or encrypt or similarly process a record in whole or in part, with the present interest of the authenticating person to identify the person and adopt or accept a Record.

                  1.6. "BANKING DAY" shall mean any day on which commercial banks are not authorized or required to close in New York State.

                  1.7. "BANKING ACCOUNTS" as defined in Section 5.24 hereof.

                  1.8. "BORROWER" shall mean MMAC Communications Corp., and its successors and assigns.

                  1.9. "BORROWING CAPACITY" as defined in Section 2.1.

                  1.10. "BORROWING BASE CERTIFICATE" shall mean a borrowing base certificate substantially in the form of Exhibit C attached hereto.

                  1.11. "CAPITAL EXPENDITURE" shall mean, as determined in accordance with GAAP, the dollar amount of gross expenditures (including obligations under capital leases) made or incurred for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereof) during any period.

                  1.12. "CODE" shall mean the Internal Revenue Code of the United States.

                  1.13. "COLLATERAL" shall mean all of the property and interests in property described in the General Security Agreement, and all other personal Property of Borrower and interests of Borrower in personal Property that now or hereafter secures the payment and performance of any of the Obligations pursuant to any of the Loan Documents or otherwise, including, without limitation, any proceeds and insurance proceeds of the foregoing, but shall not include Borrower's rights and interest under that certain agreement between ViewCast.com, Inc. and Borrower, dated as of the date of this Agreement, providing for the payment obligation in the amount of $350,000.00 due from ViewCast.com, Inc. in favor of Borrower, as more particularly described in said agreement, as same may be extended or renewed (the "ViewCast Obligation").

                  1.14. "CONTRACT YEAR" shall mean, during the term of the Loans, each consecutive twelve (12) month period commencing on the date hereof and, in each case, ending on the date which is one day prior to the applicable anniversary date hereof.

                  1.15. "DEFAULT" shall mean an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default, whether or not Lender has declared an Event of Default to have occurred.

                  1.16. "EBITDA" shall mean Borrower's total income before interest expense, taxes, depreciation and amortization, all calculated in accordance with GAAP.

                  1.17. RESERVED

                  1.18. "ELIGIBLE RECEIVABLES" shall mean and include, only Receivables of Borrower, the records and accounts of which are located in compliance with Section 5.14 hereof, that are acceptable to Lender in Lender's sole and absolute discretion, arise out of sales in the ordinary course of business made by Borrower to a Person which is not an Affiliate of Borrower nor an employee of Borrower nor controlled by an Affiliate of Borrower, which are not in dispute and which do not then violate any warranty with respect to Eligible Receivables set forth in the General Security Agreement. No Receivable shall be an Eligible Receivable if it is more than ninety (90) days past original invoice date. Lender may treat any Receivable as ineligible if:

                  (a) any warranty contained in this Agreement or in the General Security Agreement with respect to Eligible Receivables or any warranty with respect to such Receivable contained in this Agreement or in the General Security Agreement has been breached; or

                  (b) the Account Debtor or any Affiliate of the Account Debtor has disputed liability, or made any claim with respect to such Receivable or with respect to any other Receivable due from such customer or Account Debtor to Borrower, with respect to any Receivable which Lender, in its sole and absolute discretion, deems material; or

                  (c) the Account Debtor has filed a case for bankruptcy or reorganization under the Bankruptcy Code, or if any case under the Bankruptcy Code has been filed against the Account Debtor, or if the Account Debtor has assigned for the benefit of creditors, or if the Account Debtor has failed, suspended business operations, become insolvent, or has or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or

                  (d) if the Account Debtor is also a supplier to or creditor of Borrower or if the Account Debtor has or asserts any right of any offset with respect to any Receivable or asserts any claim or counterclaim against Borrower with respect to any Receivable or otherwise; in each case to the extent of such excess; or

                  (e) the sale is to an Account Debtor outside the United States or Canada, unless the sale is on letter of credit, acceptance or other terms acceptable to Lender; or

                  (f) fifty percent (50%) or more of the Receivables of any Account Debtor and its Affiliates is ineligible, then all the Receivables of such Account Debtor and its Affiliates may be deemed ineligible by Lender hereunder; or

                  (g) the total unpaid Receivables of the Account Debtor exceed twenty percent (20%) of the net amount of all Receivables, to the extent of such excess, provided, however, the aggregate amount of all Receivables from St. Barnabas Healthcare System, Inc., St. Barnabas Corporate Data Center and St. Barnabas System Business Office shall not exceed forty percent (40%) of Borrower's total Eligible Receivables at the time outstanding, and the aggregate amount of all Receivables from Morgan Stanley shall not exceed forty percent (40%) of Borrower's total Eligible Receivables at the time outstanding; or

                  (h) it relates to a sale of goods or services to the United States of America, or any agency or department thereof, unless Borrower assigns its right to payment of such Receivable to Lender, in form and substance satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940, as amended; or

                  (i) it relates to intercompany sales, employee sales or any Receivable due from an Affiliate of Borrower; or

                  (j) it consists of a sale to an Account Debtor on consignment, bill and hold, guaranteed sale, sale or return, sale on approval, payment plan, scheduled installment plan, extended payment terms or any other repurchase or return basis; or

                  (k) the Account Debtor is located in a state in which Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualifications to transact business in such state or of the filing of any reports with such state, unless Borrower has qualified as a foreign corporation authorized to do business in such state or has filed all required reports; or

                  (l) the Receivable is evidenced by chattel paper or an instrument of any kind which has not been assigned or endorsed and delivered to Lender, or has been reduced to judgment; or

                  (m) the Receivable arises from a retail sale of goods to a Person who is purchasing such goods primarily for personal, family or household purposes; or

                  (n) if Lender believes, in its sole and absolute judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Account Debtor's financial inability to pay.

                  1.19. "ENVIRONMENT" shall mean any water or water vapor, any land surface or subsurface, air, fish, wildlife, biota and all other natural resources.

                  1.20. "ENVIRONMENTAL LAWS" shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of "hazardous substances" and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

                  1.21. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  1.22. "EVENTS OF DEFAULT" shall have the meaning set forth in
Section 12.1 of this Agreement.

                  1.23. "FISCAL YEAR" shall mean with respect to any Person, a year of 365 or 366 days, as the case may be, ending on the last day of December in any calendar year.

                  1.24. "FIXED CHARGE COVERAGE RATIO" shall mean the ratio of EBITDA over the sum of (i) interest and fees on Indebtedness, plus (ii) the greater of scheduled or actual principal payments on any Loans (other than payments on account of Receivables in the ordinary course of Borrower's business) plus (iii) the greater of scheduled or actual payments of principal on any other indebtedness, plus (iv) capital expenditures, plus (v) taxes (not otherwise included in the computation of EBITDA), plus (vi) cash dividends, plus
(vii) distributions paid on subordinated debt or equity.

                  1.25. "GAAP" shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of Borrower, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

                  1.26. "GENERAL SECURITY AGREEMENT" shall mean the general security agreement dated the date hereof executed and delivered by Borrower to Lender.

                  1.27. "GOVERNMENTAL RULES" shall have the meaning given to such term in Section 5.25 of this Agreement.

                  1.28. "INDEBTEDNESS" shall mean and include all obligations for borrowed money of any kind or nature, including funded debt and unfunded liabilities, contingent obligations under guaranties or letters of credit, and all obligations for the acquisition or use of any fixed asset, including capitalized leases, or improvements which are payable over a period longer than one year, regardless of the term thereof or the person or persons to whom the same is payable.

                  1.29. "INVENTORY" shall have the meaning given to such term in the General Security Agreement.

                  1.30. RESERVED

                  1.31. "LOAN DOCUMENTS" shall mean this Agreement, the General Security Agreement and all other documents and instruments to be delivered by Borrower under this Agreement or in connection with the Loans or any other Indebtedness or Obligations of Borrower to Lender, as the same may be amended, modified or supplemented from time to time.

                  1.32. "LOAN INTEREST RATE" shall mean, at the option of Lender, the greater of: (a) the prime rate published in the "Money Rates" column of The Wall Street Journal from time to time or, in the event that The Wall Street Journal is not available at any time, such rate published in another nationally recognized publication as determined by Lender, plus two hundred fifty (250) basis points per annum, or (b) seven and one-quarter percent (7.25%).

                  1.33. "LOANS" shall mean the loans and advances made by Lender hereunder, including all Advances.

                  1.34. "LOCKBOX" shall mean the account established by Borrower pursuant to the lockbox agreement among Borrower, Lender and a financial institution with which Borrower maintains a depository account into which proceeds from Collateral are deposited.

                  1.35. "MAINTENANCE CONTRACT RESERVE AMOUNT" as defined in
Section 2.3.

                  1.36. "MATERIAL ADVERSE EFFECT" shall mean any material adverse effect, as determined in Lender's sole and absolute discretion, on (a) the business, assets, operations, or condition, financial or otherwise, of Borrower or any guarantor(s), if any; (b) Borrower's or any guarantor's, if any, ability to pay or perform the Obligations in accordance with their terms; (c) the value, collectibility or salability of the Collateral or the perfection or priority of Lender's liens; (d) the validity or enforceability of this Agreement or any of the Loan Documents; or (e) the practical realization of the benefits, rights and remedies inuring to Lender hereunder or under the Loan Documents.

                  1.37. "MAXIMUM FACILITY" shall mean One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00).

                  1.38. "OBLIGATIONS" shall mean and include all loans (including the Loans), advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement, the other Loan Documents or under any other agreement or by operation of law, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now due or hereafter arising and however acquired, including, without limitation, all interest, charges, expenses, commitment, facility, collateral management or other fees, attorneys' fees and expenses, consulting fees and expenses and any other sum chargeable to Borrower under this Agreement, the other Loan Documents or any other agreement with Lender.

                  1.39. "NOTICE OF BORROWING" shall mean a borrowing request in a Record substantially in the form of Exhibit B attached hereto.

                  1.40. "PERSON" shall mean an individual, partnership, limited liability company, limited liability partnership, corporation, joint venture, joint stock company, land trust, business trust or unincorporated organization, or a government or agency or political subdivision thereof.

                  1.41. "PLAN" shall mean an employee benefit plan or other plan now or hereafter maintained for employees of Borrower or any subsidiary of Borrower and covered by Title IV of ERISA.

                  1.42. "PROPERTY" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                  1.43. "RECEIVABLES" shall have the meaning given to such term in the General Security Agreement.

                  1.44. "RECONCILIATION REPORT" shall mean a report in form satisfactory to Lender, reconciling Borrower's month-end Receivable agings, payable agings and Inventory listings to Borrower's monthly financial statements, and including bank reconciliations.

                  1.45. "RECORD" shall mean information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form. If Lender so specifies with respect to a particular type of Record, that type of Record shall be signed or otherwise authenticated by Borrowers.

                  1.46. "REPORTABLE EVENT" shall have the meaning assigned to that term in Title IV of ERISA.

                  1.47. "REVOLVING LOAN" shall mean the Advances to be made by Lender to Borrower pursuant to Section 2.1 of this Agreement, and all interest thereon and all fees, costs and expenses payable by Borrower in connection therewith.

                  1.48. "REVOLVING NOTE" shall mean, the promissory note substantially in the form annexed hereto as Exhibit A, to be given by Borrower to Lender to evidence the Revolving Loan.

                  1.49. "SOLVENT" shall mean when used with respect to any Person, such Person (i) owns property the fair value of which is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) owns property the present fair salable value of which is greater than the amount that will be required to pay the probable liabilities of such Person on its then existing Indebtedness as such become absolute and matured, (iii) is able to pay all of its Indebtedness as such Indebtedness matures, and (iv) has capital sufficient to carry on its then existing business.

                  1.50. RESERVED.

                  1.51. "TERMINATION DATE" shall mean the earlier of the date which is 1 year from the date hereof, or the date on which Lender terminates this Agreement pursuant to Section 12 hereof

                  1.52. "TERMINATION NOTICE" as defined in Section 3.6 hereof

                  1.53. "UCC" means the Uniform Commercial Code as in effect from time to time.

          2.  THE REVOLVING LOAN.

                  2.1. ADVANCES. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties set forth in this Agreement, for so long as no Default or Event of Default exists, Lender shall lend to Borrower on its request, a sum ("Borrowing Capacity") equal to the lesser of:

                  (a) One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), or (b) up to seventy-five percent (75%) of the net face amount of Borrower's Eligible Receivables.

                  Within the limits of the Borrowing Capacity, and subject to the limitations set forth in this Agreement, Borrower may borrow, repay and reborrow Advances.

                  2.2. OVERLINE. Borrower acknowledges that Lender has advised Borrower that Lender does not intend to permit Borrower to incur Obligations at any time in an outstanding principal amount exceeding the Maximum Facility; however, it is agreed that should the Obligations of Borrower to Lender incurred under the Loans or otherwise exceed that figure or any other limitation herein set forth, including without limitation, the Borrowing Capacity, all such Obligations shall (a) constitute Obligations under this Agreement, (b) be entitled to the benefit of all security and protection under this Agreement and the other Loan Documents, (c) be secured by the Collateral and (d) be payable immediately without notice or demand by Lender.

                  2.3. RESERVES. The Borrowing Capacity shall be subject to such reserves as Lender shall deem necessary and proper in Lender's sole and absolute discretion. Reserves may be established by Lender from time to time in such manner (including reduction of the advance rates set forth in Section 2.1(b) above) and for such reasons as Lender may determine from time to time in Lender's sole and absolute discretion. Payments, deposits, guaranties or indemnifications made by Lender under any reimbursement agreement, guaranty or similar instrument made in respect of any such instrument may be treated by Lender as Advances to Borrower hereunder. Without limiting Lender's right to establish reserves as herein above provided, the amount of Eligible Receivables shall be reduced by an amount equal to the sum of: (i) the lesser of the otherwise Eligible Receivables or unearned revenue on maintenance contracts billed by Borrower on a semi-annual or annual basis, plus (ii) the lesser of the otherwise Eligible Receivables or fifty percent (50%) of the unearned revenue on maintenance contracts billed by Borrower on a quarterly basis (the "Maintenance Contract Reserve Amount"), provided, however, that from the date of this Agreement through and including December 31, 2002, the Maintenance Contract Reserve Amount shall be zero dollars ($0.00).

                  2.4. MANNER OF BORROWING. Each Advance shall be requested in an Authenticated Record sent via facsimile or electronic transmission, including, without limitation, via e-mail by a Notice of Borrowing executed by an authorized officer of Borrower, not later than 11:00 a.m. Eastern Time on any Banking Day on which a Revolving Loan is requested. Provided that Borrower shall have satisfied all conditions precedent set forth in this Agreement, including the reaffirmation of the representations and warranties and covenants as required under Section 10 hereof, and Borrower shall have sufficient Borrowing Capacity to permit an Advance hereunder in accordance with Section 2.1 hereof, Lender shall make the Advance to Borrower in the amount requested in the Record by Borrower in immediately available funds for credit to any account of Borrower (other than a payroll account) at a bank in the United States of America as Borrower may specify (provided, however, that Borrower shall pay Lender its usual and customary fees for such transfer). Lender shall not be responsible for any failure of any amount so transferred to be credited to any such account, unless such failure is due to Lender's gross negligence or willful misconduct.

                  2.5. EVIDENCE OF BORROWER'S OBLIGATIONS. Borrower's obligation to pay the principal of, and interest on, the Advances made to Borrower shall be evidenced by the Revolving Note executed by Borrower and delivered to Lender.

                  2.6. PAYMENTS. All payments with respect to the Obligations shall either be charged by Lender to Borrower's account, charged as an Advance or made by Borrower to Lender in U.S. currency and without any defense, offset or counterclaim of any kind, at 555 Theodore Fremd Avenue, Suite C-207, Rye, New York 10580, or to such other address as Lender shall specify, by 12:00 noon New York, New York time on the date when due. Whenever any payment to be made shall otherwise be due on a day that is not a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall be included in computing interest in connection with any such payment. Lender may make an Advance to reimburse itself for any payments on the Obligations (including fees and expenses payable by Borrower), which are not paid when due, without notice or demand to Borrower.

                  2.7. COLLECTIONS/BALANCE/STATEMENTS/ETC.

                  (a) Collection and Remittance.

                                    (1) Borrower covenants and agrees to open
                           the Lockbox over which Lender shall have the sole power of withdrawal. All proceeds of Collateral whether cash, checks, drafts, notes, acceptances or other forms of payment, if received by Borrower, shall be received by Borrower in trust for Lender, and Borrower agrees to deliver or cause to be delivered, such payments forthwith, in the identical form in which received, to Lender or to the Lockbox, as Lender shall require from time to time.

                                    (2) Collected funds in the Lockbox shall be
                           swept daily and the proceeds deposited to an account of Lender or Borrower as Lender shall elect.

                  (b) Determination of Balance of Revolving Loans. In determining the outstanding balance of the Loans, (i) available funds received from the Lockbox in the Lender's account at Fleet Bank CT, Account Name: Keltic Financial Partners, LP FBO Fleet Capital Corp.; Account No. 9428395446, ABA #011 900 571, (or such other account as Lender may direct from time to time), before 2 p.m. New York, New York time of a Banking Day will be credited on that Banking Day, and thereafter on the following Banking Day, as follows: (A)

First, to unpaid interest, (B) second to unpaid fees and expenses; (C) third to the outstanding principal balance of the Revolving Loan, and (D) fourth to all other Obligations in such order as Lender shall elect; (ii) any other form of funds received by Lender will be credited on the Banking Day when Lender has received notification that such funds are collected and available to Lender if before 2 p.m. (New York, New York Time), and thereafter on the following Banking Day; (iii) all credits shall be conditional upon final payment to Lender in cash or solvent credits of the items giving rise to them and, if any item is not so paid, the amount of any credit given for it shall be charged to the balance of the Revolving Loan whether or not the item is returned; and (iv) for the purpose of computing interest on the Revolving Loan and other Obligations, interest shall continue to accrue on the amount of any payment credited to Borrower's Revolving Loan balance by Lender for a period of three (3) Banking Days after the date so credited.

                  2.8. PAYMENT ON TERMINATION DATE. Notwithstanding anything herein to the contrary, the entire outstanding principal balance of the Loans, plus all accrued and unpaid interest thereon and all fees and other amounts payable under this Agreement and the Loan Documents, shall be due and payable in full, on the Termination Date.

         3. LENDER'S COMPENSATION.

                  3.1. INTEREST ON ADVANCES. Borrower shall pay interest monthly, in arrears, on the first day of each month, commencing November 1, 2002 on the average daily unpaid principal amount of the Revolving Loan at a fluctuating rate which is equal to the Loan Interest Rate. Notwithstanding the foregoing, on and after the occurrence of an Event of Default, Borrower shall pay interest on the Revolving Loan at a rate which is three and one-half percent (3.50%) per annum above the Loan Interest Rate; provided, however, in no event shall any interest to be paid hereunder or under any Loan Document exceed the maximum rate permitted by law.

                  3.2. COMMITMENT AND CLOSING FEE. Borrower shall have paid to Lender on or before the date of this Agreement Twenty-Two Thousand Five Hundred and 00/100 Dollars ($22,500.00) as a commitment and closing fee.

                  3.3. FACILITY FEE. Borrower shall pay to Lender monthly, in arrears, on the first day of each month a facility fee in an amount equal to one percent (1.00%) per annum of the Maximum Facility, which facility fee is deemed earned in full for each year on the date hereof and on each anniversary hereof.

                  3.4. COLLATERAL MANAGEMENT FEE. Borrower shall pay to Lender monthly, in arrears, on the first day of each month, a collateral management fee in an amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00).

                  3.5. FIELD EXAMINATION FEES. Borrower shall promptly reimburse Lender for all costs and expenses associated with periodic field examinations and fixed asset appraisals performed by Lender and its agents, as deemed necessary by Lender.

                  3.6. LIQUIDATED DAMAGES. If Borrower prepays all or any portion of the principal of the Revolving Loan (other than from time to time from working capital or other payments required hereunder), Borrower shall pay to Lender at the time of such prepayment, liquidated damages in an amount equal to (a) three percent (3.00%) of the Maximum Facility if the Borrower elects to terminate the availability of Revolving Loans as hereinafter provided and the prepayment is made prior to the first anniversary of this Agreement or (b) three percent (3%) of the amount of any partial prepayment made prior to the first anniversary of this Agreement. Borrower shall give Lender at least ninety (90) days' advance written notice ("Termination Notice") of Borrower's election to terminate the availability of Revolving Loans hereunder prior to the Termination Date. The Termination Notice shall be irrevocable and shall specify the effective date of such termination, which effective date shall not be less than ninety (90) days after the giving of the Termination Notice and shall be in no event later than the Termination Date.

                  3.7. COMPUTATION OF INTEREST AND FEES. All interest and fees hereunder shall be computed on the basis of a year consisting of three hundred sixty (360) days for the number of days actually elapsed.

                  3.8. PAYMENT OF INTEREST AND FEES. Interest and fees shall be payable immediately when due, and may be paid by Lender's making an Advance in the amount of the interest and/or fee due against the Revolving Loan, but any failure or delay by Lender in submitting any invoice for such interest or fee or in the making of an Advance against the Revolving Loan shall not discharge or relieve Borrower of its obligation to make such interest or fee payment.

         4. APPLICATION OF PROCEEDS. The proceeds of the Advances shall be used solely by Borrower to affect the acquisition of certain assets, to repay existing indebtedness incurred in connection therewith and for working capital needed in the normal operation of Borrower's business.

         5. INDUCING REPRESENTATIONS. In order to induce Lender to make the Loans, Borrower makes the following representations and warranties to Lender:

                  5.1. ORGANIZATION AND QUALIFICATIONS. Borrower is a corporation duly organized and existing under the laws of the State of Delaware. Borrower's tax identification number is 03-0480918 and its organizational identification number is 02-0620203. As soon as reasonably practicable from the date hereof, Borrower will qualify itself to do business in every jurisdiction where the nature of its business requires it to be so qualified.

                  5.2. NAME AND ADDRESS. During the preceding five (5) years, Borrower has not been known as or used any corporate, fictitious or trade names, except as set forth on Schedule 5.2 attached hereto. Borrower's office is at the address set forth above.

                  5.3. STRUCTURE. Borrower has no subsidiaries or Affiliates, except as set forth on Schedule 5.3 attached hereto.

                  5.4. LEGALLY ENFORCEABLE AGREEMENT. The execution, delivery and performance of this Agreement, and each and all of the other Loan Documents and all and any other instruments and documents to be delivered by Borrower or its Affiliates hereunder and the creation of all liens and security interests provided for herein are within Borrower's corporate power, have been duly authorized by all necessary or proper corporate action (including the consent of shareholders where required), are not in contravention of any agreement or indenture to which Borrower is a party or by which it is bound, or of the Certificate of Incorporation or By-Laws of Borrower, and are not in contravention of any provision of law and the same do not require the consent or approval of any governmental body, agency, authority or any other Person which has not been obtained and a copy thereof furnished to Lender.

                  5.5. SOLVENT FINANCIAL CONDITION. Borrower is Solvent.

                  5.6. FINANCIAL STATEMENTS. As of the date hereof, Borrower has no prepared financial statements (as Borrower has been inactive) except for Borrower's balance sheet as of October 1, 2002, which Borrower acknowledges accurately reflects Borrower's best estimate of its assets and liabilities as of that date, after due and diligent inquiry and investigation.

                  5.7. JOINT VENTURES. Borrower is not engaged in any joint venture or partnership with any other Person.

                  5.8. REAL ESTATE. Attached hereto as Schedule 5.8 is a list showing all real property owned or leased by Borrower, and if leased, the correct name and address of the landlord and the date and term of the applicable lease.

                  5.9. PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES. Borrower owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any conflict with the rights of others. All such patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights are listed on Schedule 5.9 attached hereto and made a part hereof, if any.

                  5.10. EXISTING BUSINESS RELATIONSHIP. There exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of Borrower with any supplier, customer or group of customers whose purchases individually or in the aggregate could cause a Material Adverse Effect.

                  5.11. INVESTMENT COMPANY ACT: FEDERAL RESERVE BOARD REGULATIONS. Borrower is not an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Sections 80(a)(1), et seq.). The making of the Loans hereunder by Lender, the application of the proceeds and repayment thereof by Borrower and the performance of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder. Borrower does not own any margin security as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System and the proceeds of the Loans made pursuant to this Agreement will be used only for the purposes contemplated hereunder. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin security or for any other purpose which might constitute any of the Loans under this Agreement a "purpose credit" within the meaning of said Regulation U or Regulation X of the Federal Reserve Board. Borrower will not take, or permit any agent acting on its behalf to take, any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

                  5.12. TAX RETURNS. Borrower and the guarantor(s), if any, have filed all tax returns (Federal, state or local) required to be filed and paid all taxes shown thereon to be due including interest and penalties or has provided adequate reserves therefor, where the failure to file said return(s) could reasonably be excepted to have a Material Adverse Effect. No assessments have been made against Borrower or any guarantor(s), if any, by any taxing authority nor has any penalty or deficiency been made by any such authority. To the best of Borrower's knowledge, no Federal income tax return of either Borrower or any guarantor, if any, is presently being examined by the Internal Revenue Service nor are the results of any prior examination by the Internal Revenue Service or any State or local tax authority being contested by Borrower or any guarantor, if any.

                  5.13. LITIGATION. Except as disclosed in Schedule 5.13, no action or proceeding is now pending or, to the knowledge of Borrower, is threatened against Borrower or any guarantor, if any, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of the Federal or state government or of any municipal government or any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, and neither Borrower nor any guarantor, if any, has accepted liability for any such action or proceeding. There is no proceeding pending before any governmental agency (Federal, state or local) and, to the best of Borrower's knowledge, no investigation has been commenced before any such government agency the effect of which, if adversely decided, would or could, have a Material Adverse Effect.

                  5.14. RECEIVABLES LOCATIONS. Annexed hereto as Schedule 5.14 is a list showing all places at which Borrower maintains, or will maintain, records relating to Receivables.

                  5.15. RESERVED.

                  5.16. RESERVED.

                  5.17. TITLE/ LIENS. Borrower has good and marketable title to the Collateral as sole owner thereof. There are no existing liens on any property of Borrower, except for liens in favor of Lender and liens described in
Schedule 5.17. Except as set forth on Schedule 5.17, none of the Collateral is subject to any prohibition against encumbering, pledging, hypothecating or assigning the same or requires notice or consent in connection therewith.

                  5.18. EXISTING INDEBTEDNESS. Borrower has no existing Indebtedness except the Indebtedness described in Schedule 5.18.

                  5.19. ERISA MATTERS. The present value of all accrued vested benefits under any Plan (calculated on the basis of the actuarial evaluation for the Plan) did not exceed as of the date of the most recent actuarial evaluation for such Plan the fair market value of the assets of such Plan allocable to such benefits. Borrower is not aware of any information since the date of such evaluation which would affect the information contained therein. Such Plan has not incurred an accumulating funding deficiency, as that term is defined in
Section 302 of ERISA or Section 412 of the Code (whether or not waived), no liability to the Pension Benefit Guaranty Corporation (other than required premiums which have become due and payable, all of which have been paid) has been incurred with respect to the Plan and there has not been any Reportable Event which presents a risk of termination of the Plan by the Pension Benefit Guaranty Corporation. Borrower has not engaged in any transaction which would subject Borrower to tax, penalty or liability for prohibited transactions imposed by ERISA or the Code.

                  5.20. O.S.H.A. Borrower has duly complied with, and its facilities, business, leaseholds, equipment and other property are in compliance in all respects with, the provisions of the federal Occupational Safety and Health Act and all rules and regulations thereunder and all similar state and local Governmental Rules. There are no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its facilities, business, leaseholds, equipment or other property under any such Governmental Rules.

                  5.21. ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 5.21;

                  (a) No Property owned or used by Borrower is or has been used for the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of any "hazardous substances" or "hazardous wastes". The following are all of the Standard Industrial Classification Codes applicable to the properties and operations of Borrower: 7378 (b) Borrower is in compliance with all applicable Environmental Laws; (c) there has been no contamination or release of hazardous substances at, upon, under or within any Property owned or leased by Borrower, and there has been no contamination (as defined in any applicable Environmental Law) or release of hazardous substances (as defined in any applicable Environmental Law) on any other Property that has migrated or threatens to migrate to any Property owned or leased by Borrower; (d) no hazardous substances are present at any Property owned or leased by Borrower, nor will any hazardous substances be present upon any such Property or in the operation thereof by Borrower; (e) all permits and authorizations required under Environmental Laws for all operations of Borrower have been duly issued and are in full force and effect, including but not limited to those for air emissions, water discharges and treatment, storage tanks and the generation, treatment, storage and disposal of hazardous substances; (f) there are no past, pending or threatened environmental claims against Borrower or any Property owned or leased by Borrower; and there is no condition or occurrence on any Property owned or leased by Borrower that could be anticipated (1) to form the basis of an environmental claim against Borrower or its properties or (2) to cause any Property owned or leased by Borrower to be subject to any restrictions on its ownership, occupancy or transferability under any Environmental Law; and (g) the representations and warranties set forth in this Section 5.21 shall survive repayment of the Obligations and the termination of this Agreement and the other Loan Documents.

                  5.22. LABOR DISPUTES. There are no pending or, to Borrower's knowledge, threatened labor disputes which could have a Material Adverse Effect.

                  5.23. INTELLECTUAL PROPERTY. Borrower is the owner of or possesses the right to use all necessary patents, trademarks, service marks, copyrights and other intellectual property necessary or useful in the operation of its business, in each case free of any claims or infringements.

                  5.24. LOCATION OF BANKING AND SECURITIES ACCOUNTS. Schedule
5.24 hereto sets forth a complete and accurate list of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by Borrower (collectively, "Bank Accounts"), together with a description thereof.

                  5.25. COMPLIANCE WITH LAWS. Borrower is in compliance with all Federal, state and local governmental rules, ordinances and regulations ("Governmental Rules") applicable to its ownership or use of properties or the conduct of its business, except where the failure to so comply would not reasonably be expected to have or result in a Material Adverse Effect.

                  5.26. NO OTHER VIOLATIONS. Borrower is not in violation of any term of its Certificate of Incorporation or By-laws and no event or condition has occurred and is continuing which constitutes or results in (or would constitute or result in, with the giving of notice, lapse of time or other condition) (a) a breach of, or a default under, any agreement, undertaking or instrument to which Borrower is a party or by which it or any of its Property may be affected, or (b) the imposition of any lien on any Property of Borrower.

                  5.27. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Borrower covenants, warrants and represents to Lender that all representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall be true at the time of Borrower's execution of this Agreement and the other Loan Documents, and Lender's right to bring an action for breach of any such representation or warranty or to exercise any remedy hereunder based upon the breach of such representation or warranty shall survive the execution, delivery and acceptance hereof by Lender and the closing of the transactions described herein or related hereto until the Obligations are finally and irrevocably paid in full.

         6. FINANCIAL STATEMENTS AND INFORMATION; CERTAIN NOTICES TO LENDER. So long as Borrower shall have any Obligations to Lender under this Agreement, Borrower shall deliver to Lender, or shall cause to be delivered to Lender:

                  6.1. BORROWING BASE CERTIFICATE. At least weekly, but in any event monthly (within two (2) days after the end of each month) and contemporaneously with each request for an Advance, a satisfactorily completed and executed Borrowing Base Certificate.

                  6.2. MONTHLY REPORTS. Within fifteen (15) days after the end of each month, an accounts receivable aging, accounts payable aging, an inventory listing, a collateral update certificate, and a Reconciliation Report of Borrower for such month, all in form satisfactory to Lender, prepared by Borrower and if Lender so requests, customer statements, sales journals, cash receipts journals and detailed sales credit reports.

                  6.3. ANNUAL FINANCIAL STATEMENTS. Within one hundred twenty
(120) days after the close of each Fiscal Year of the Borrower, a copy of the annual audited financial statements of Borrower prepared by an independent certified public accountant consisting of a balance sheet, statements of operations and retained earnings and accompanying footnotes, statements of cash flow, acceptable to Lender in its sole discretion.

                  6.4. MONTHLY FINANCIAL STATEMENTS. Within thirty (30) days after the end of each month of the Borrower, financial statements consisting of a balance sheet, statements of operations and retained earnings and statements of cash flow, prepared by management of Borrower in accordance with GAAP, together with a compliance certificate in the form attached as Exhibit D hereto.

                  6.5. PROJECTIONS. Within thirty (30) days prior to the end of each Fiscal Year of the Borrower, monthly financial projections for the next Fiscal Year and annual projections for the next succeeding Fiscal Year for the Borrower in form satisfactory to Lender.

                  6.6. CUSTOMER LISTS. Semiannually, a list of all of Borrower's customers and vendors, including the addresses, and telephone and facsimile numbers of such customers and vendors which lists shall be delivered within thirty (30) days after each second fiscal quarter and within thirty (30) days after each Fiscal Year end.

                  6.7. INSURANCE. Annually, within thirty (30) days of the renewal date of such insurance policy, evidence of insurance in form and content satisfactory to Lender and otherwise in compliance with Section 8.6 hereof, together with the original insurance policy.

                  6.8. NOTICE OF EVENT OF DEFAULT AND ADVERSE BUSINESS DEVELOPMENTS. Immediately after becoming aware of the existence of a Default or any Event of Default under this Agreement or any other Loan Documents or after becoming aware of the following:

                  (a) any dispute that may arise between Borrower and any governmental regulatory body or law enforcement authority, including any action relating to any tax liability of Borrower or guarantor if any, which would be reasonably expected to cause or have a Material Adverse Effect;

                  (b) any labor controversy resulting in or threatening to result in a strike or work stoppage against Borrower;

                  (c) any proposal by any public authority to acquire the assets or business of Borrower, which would be reasonably expected to cause or have a Material Adverse Effect;

                  (d) the location of any Collateral other than at Borrower's place of business or as permitted under this Agreement;

                  (e) any proposed or actual change of Borrower's name, identity, state of organization or corporate structure; and

                  (f) any other matter which has resulted or may result in a Material Adverse Effect.

                  In each case, Borrower will provide Lender with telephonic notice followed by notice in a Record specifying and describing the nature of such Default, Event of Default or development or information, and such anticipated effect.

                  6.9. OTHER INFORMATION. Such other information respecting the financial condition of Borrower or any Property of Borrower in which Lender may have a lien as Lender may, from time to time, request.

         7. ACCOUNTING. Lender may account monthly to Borrower regarding the monthly activity for the Loans. Each and every account shall be deemed final, binding and conclusive upon Borrower in all respects, as to all matters reflected therein, unless Borrower, within fifteen (15) days after the date the account was rendered, delivers to Lender notice in a Record of any objections which Borrower may have to any such account and in that event only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. If Borrower disputes the correctness of any statement, Borrower's notice shall specify in detail the particulars of its basis for contending that such statement is incorrect.

         8. AFFIRMATIVE COVENANTS. Borrower represents and warrants that, so long as it shall have any Obligations to Lender hereunder, Borrower will:

                  8.1. BUSINESS AND EXISTENCE. Preserve and maintain Borrower's separate existence and rights, privileges and franchises.

                  8.2. TRADE NAMES. Transact business in Borrower's own name and invoice all of Borrower's receivables in Borrower's own name.

                  8.3. TRANSACTIONS WITH AFFILIATES. Whenever Borrower engages in transactions with any of Borrower's Affiliates, conduct the same on an arms-length basis or other basis more favorable to Borrower.

                  8.4. TAXES. Pay and discharge all taxes, assessments, government charges and levies imposed upon Borrower, Borrower's income or Borrower's profits or upon any Property belonging to Borrower prior to the date on which penalties attach thereto, except where (i) the failure to pay same shall not cause or result in a Material Adverse Effect; and (ii) the same may be contested in good faith by appropriate proceedings being diligently conducted, and where reserves satisfactory to Lender have been established and are maintained.

                  8.5. COMPLIANCE WITH LAWS. Comply with all Governmental Rules applicable to Borrower, including, without limitation, all laws and regulations regarding the collection, payment and deposit of employees' income, unemployment and Social Security taxes, except where the failure to so comply shall not cause or result in a Material Adverse Effect.

                  8.6. MAINTAIN PROPERTIES: INSURANCE. Safeguard and protect all property used in the conduct of Borrower's business and keep all of Borrower's Property insured with insurance companies licensed to do business in the states where the Property is located against loss or damage by fire or other risk under extended coverage endorsement and against theft, burglary, and pilferage together with such other hazards as Lender may from time to time request, in amounts satisfactory to Lender. Borrower shall deliver the policy or policies of such insurance or certificates of insurance to Lender containing endorsements in form satisfactory to Lender naming Lender as lender loss payee and additional insured and providing that the insurance shall not be canceled, amended or terminated except upon thirty (30) days' prior written notice to Lender. All insurance proceeds received by Lender shall be retained by Lender for application to the payment of such portion of the Obligations as Lender may determine in Lender's sole discretion. Borrower shall promptly notify Lender of any event or occurrence causing a material loss or decline in value of Property insured or the existence of an event justifying a claim under any insurance and the estimated amount thereof.

                  8.7. BUSINESS RECORDS. Keep adequate records and books of account with respect to Borrower's business activities in which proper entries are made in accordance with sound bookkeeping practices reflecting all financial transactions of Borrower; and Borrower shall maintain all of its Bank Accounts as set forth on Schedule 5.24 hereof.

                  8.8. LITIGATION. Give Lender prompt notice of any suit at law or in equity against itself involving money or property valued in excess of Ten Thousand and 00/100 Dollars ($10,000.00) except where the same is fully covered by insurance and the insurer accepts liability therefor in a Record.

                  8.9. DAMAGE OR DESTRUCTION OF COLLATERAL. Maintain or cause to be maintained the Collateral and all its other assets and properties in good condition and repair at all times, preserve the Collateral and all its other assets and properties from loss, damage, or destruction of any nature whatsoever and provide Lender with prompt notice in a Record of any destruction or substantial damage to any Collateral subject to Lender's security interest having a fair market value in excess of $15,000.00 and of the occurrence of any condition or event which has caused, or may cause, a material loss or depreciation in the value of any Collateral.

                  8.10. NAME CHANGE. Except as set forth in Section 9.7 below, Provide Lender with not fewer than thirty (30) days notice in an Authenticated Record prior to any proposed change of name or the creation of any subsidiary.

                  8.11. ACCESS TO BOOKS AND RECORDS. Provide Lender with such reports and with such access to Borrower's books and records and permit Lender to copy and inspect such reports and books and records all as Lender deems necessary or desirable to enable Lender to monitor the credit facilities extended hereby. Lender may examine and inspect the Inventory, equipment or other Collateral and may examine, inspect and copy all books and records with respect thereto at any time during Borrower's normal business hours. Borrower shall maintain full, accurate and complete records respecting Inventory, including a perpetual inventory, and all other Collateral at all times. Borrower will pay all costs to be paid on taxes, assessments, governmental charges or private encumbrances levied, assessed, imposed or payable upon or with respect to the Inventory, equipment or other Collateral or any part thereof.

                  8.12. SOLVENT. Continue to be Solvent.

                  8.13. COMPLIANCE WITH ENVIRONMENTAL LAWS. Comply with all applicable Environmental Laws.

                  8.14. COMPLIANCE WITH ERISA AND OTHER EMPLOYMENT LAWS. Comply with all applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended, and any other applicable laws, rules or regulations relating to the compensation of employees and funding of employee pension plans.

                  8.15. PROCEEDS OF COLLATERAL. Forthwith upon receipt, pay to Lender all proceeds of Collateral, whereupon such proceeds shall be applied to the Obligations in an order and manner as shall be determined in the sole and absolute discretion of Lender (except as otherwise provided in Section 2.7 of this Agreement).

                  8.16. DELIVERY OF DOCUMENTS. Notify Lender if any proceeds of Receivables shall include, or any of the Receivables shall be evidenced by, notes, trade acceptances or instruments or documents, or if any Inventory is covered by documents of title or chattel paper, whether or not negotiable, and if required by Lender, immediately deliver them to Lender appropriately endorsed. Borrower waives protest regardless of the form of the endorsement. If Borrower fails to endorse any instrument or document, Lender is authorized to endorse it on Borrower's behalf.

                  8.17. EQUITY INVESTMENT. On or before January 10, 2003, furnish to Lender satisfactory documentation evidencing that Borrower's parent, ViewCast.com, Inc., has made a minimum equity investment in Borrower of $350,000.00.

                  8.18. AUTHORIZATION TO DO BUSINESS. On or before November 11, 2002, furnish to Lender documentation evidencing that Borrower is authorized to do business in the State of New Jersey.

         9. NEGATIVE COVENANTS. So long as Borrower shall have any Obligations to Lender hereunder and unless Lender has first consented thereto in an Authenticated Record, Borrower shall not:

                  9.1. INDEBTEDNESS. Create, incur, assume or suffer to exist, voluntarily or involuntarily, any Indebtedness, except (i) Obligations to Lender, (ii) trade debt incurred in the ordinary course of Borrower's business;
(iii) purchase money financing and equipment leases not to exceed Fifty Thousand and 00/100 Dollars ($50,000.00) in any Fiscal Year; (iv) Indebtedness due to ViewCast.com, Inc. that is subordinated to the Obligations pursuant to that certain Subordination Agreement entered into contemporaneously herewith between Lender, ViewCast.com, Inc. and Borrower; and (v) existing Indebtedness described on Schedule 7.18, and the refinancing, renewals and extensions thereof, provided, however, such refinancings, renewals and extensions are on terms and conditions that are at least as favorable to Borrower as are existing on the date of this Agreement and the amount of such Indebtedness is not increased.

                  9.2. MERGERS; CONSOLIDATIONS; ACQUISITIONS. Enter into any merger, consolidation, reorganization or recapitalization with any other Person; take any steps in contemplation of dissolution or liquidation; conduct any part of its business through any corporate subsidiary, unincorporated association or other Person; acquire the stock or assets of any Person, whether by merger, consolidation, purchase of stock or otherwise, other than a wholly owned subsidiary, provided such acquisition does not cause or result in a Material Adverse Effect; or acquire all or any substantial part of the properties of any Person other than a wholly-owned subsidiary, provided such acquisition does not cause or result in a Material Adverse Effect.

                  9.3. SALE OR DISPOSITION. Sell or dispose of all or any portion of its assets or grant any Person an option to acquire any such assets, provided, however, that the foregoing shall not prohibit sales of Inventory in the ordinary course of business or dispositions of obsolete Inventory or Equipment.

                  9.4. DEFAULTS. Permit any landlord, mortgagee, trustee under deed of trust or lienholder to declare a default under any lease, mortgage, deed of trust or lien on real estate owned or leased by Borrower, which default remains uncured after any stated cure period or for a period in excess of thirty
(30) days from its occurrence, whichever is less, unless such default is being contested by Borrower in good faith by appropriate proceedings being diligently conducted, and where appropriate reserves, satisfactory to Lender, are established and maintained.

                  9.5. LIMITATIONS ON LIENS. Suffer any lien, encumbrance, mortgage or security interest (other than liens created hereunder or liens relating to Indebtedness under Section 9.1 above) on any of its property, except such liens as appear on Schedule 5.17 attached hereto and any renewals, extensions or modifications thereof, if any, but subject to the conditions set forth in Section 9.1 above.

                  9.6. DIVIDENDS AND DISTRIBUTIONS. Pay any cash dividends, make any capital distribution in cash or other property or return of capital, or purchase or redeem any of its stock or other securities, or retire any of its stock, or take any action which would have an effect equivalent to any of the foregoing provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, and so long as Borrower is qualified as a subchapter S corporation for federal or applicable state tax purposes, Borrower may make equal distributions per share to its shareholders in amounts sufficient to enable such persons to pay Federal or applicable state income tax which is directly attributable to the net income of Borrower in any Fiscal Year, which distributions shall be made pro rata based on a percentage of stock and shall be calculated based on the assumption that each shareholder's income will be taxed at the maximum rate permissible under Federal or applicable state law; provided, however upon the occurrence of an Event of Default, upon Lender's demand, such shareholders shall pay over to Lender any such distributions received in accordance with the provisions noted above.

                  9.7. BORROWER'S NAME AND OFFICES. Transfer Borrower's chief executive office or change its company name or office where it maintains records (including computer printouts and programs) with respect to Receivables or any other Collateral, except with Lender's prior consent in an Authenticated Record. Lender acknowledges that Borrower intends to change its name to "Delta Computec Inc." shortly after the date of this Agreement. Borrower shall advise Lender of the date on which such name change is to become effective and promptly furnish to Lender documentation evidencing the filing of a certificate of amendment of its Certificate of Incorporation or such other document(s) satisfactory to Lender.

                  9.8. FISCAL YEAR. Change its Fiscal Year without giving Lender thirty (30) days' prior notice.

                  9.9. CHANGE OF CONTROL/MANAGEMENT. (a) Allow, without the prior consent of Lender in an Authenticated Record, a change in the ownership structure of Borrower.

                  (b) Have a controller other than Alex Roque or another qualified controller that is reasonably acceptable to Lender and is employed in such capacity within forty-five (45) days after his or her predecessor ceases to act in that capacity.

                  (c) Have a president other than John DeVito.

                  9.10. GUARANTIES; CONTINGENT LIABILITIES. (a) Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (b) agree to maintain the working capital or net worth of any Person.

                  9.11. REMOVAL OF COLLATERAL. Remove, or cause or permit to be removed, any of the Collateral or other assets from the premises where such Collateral is currently located, except in the ordinary course of business.

                  9.12. TRANSFER OF NOTES OR ACCOUNTS. Sell, assign, transfer, discount or otherwise dispose of any Receivables or any promissory note or other instrument payable to it with or without recourse, provided, however, so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall be authorized to discount any Receivable up to 10% of the face amount of such Receivable, but is no event shall the aggregate dollar amount of such discounts exceed $50,000.00 per year.

                  9.13. SETTLEMENTS. Compromise, settle or adjust any claim or related claims relating to any of the Collateral that individually or in the aggregate exceeds $25,000.00.

                  9.14. CHANGE OF BUSINESS. Cause or permit a change in the nature of its business as conducted on the date of this Agreement.

                  9.15. CHANGE OF ACCOUNTING PRACTICES. Change its present accounting principles or practices in any respect, except, upon notice to Lender in a Record, as may be required by changes in GAAP.

                  9.16. INCONSISTENT AGREEMENT. Enter into any agreement containing any provision that would be violated by the performance of the Obligations or such Borrower's obligations under any document delivered or to be delivered by it in connection with this Agreement or any other Loan Document.

                  9.17. LOAN OR ADVANCES. Make any loans or advances to any Person other than travel advances and loans to its employees in an aggregate amount not to exceed $5,000.00.

                  9.18. INVESTMENTS. Make any investment in any Person, firm or corporation, including, without limitation, in any Affiliates or form any Affiliates or subsidiaries not existing on the date hereof, except for short-term investments (not to exceed 90 days) of excess cash in obligations issued or guaranteed by the United States of America or any agency thereof, or commercial paper with a published rating of not less than A-1 or P-1 (or the equivalent rating) or certificates of time deposit or banker's acceptances and repurchase agreements backed by United States government securities of a commercial bank having a combined capital surplus of at least $500,000,000.00 and U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or any agency thereof.

                  9.19. RESERVED.

                  9.20. FIXED CHARGE COVERAGE RATIO. Permit Borrower's Fixed Charge Coverage Ratio for the periods set forth below to be less than the levels set forth below, tested quarterly:

                             Amount                                             Time Period
                             ------                                             -----------

                          1.20 to 1.00                      For the fiscal quarter ending on December 31, 2002

                          1.50 to 1.00                              For each fiscal quarter thereafter.

                  9.21. RESERVED.

                  9.22. EBITDA. Permit Borrower's EBITDA to be less than the following during the time periods set forth below:

                             Amount                                             Time Period
                             ------                                             -----------

                          $250,000.00                         For the fiscal quarter ending December 31, 2002

                          $325,000.00                               For each fiscal quarter thereafter.

         10. CONDITIONS TO ADVANCES.

                  10.1. LENDER'S RIGHT TO TAKE CERTAIN ACTIONS. (a) Lender's obligation to advance any Loan is subject to the condition that, as of the date of the advancing of such Loan, no Event of Default or Default shall have occurred and be continuing and that the matters set forth in Section 5 hereof and the representations and covenants set forth in the other Loan Documents continue to be true and complete.

                  (b) Borrower's acceptance of each Loan under this Agreement shall constitute a confirmation, as of the date of the advancing of such Loan, of the matters set forth in Section 5 hereof, of the representations and covenants set forth in the other Loan Documents, and that no Default or Event of Default then exists. If requested by Lender, Borrower shall further confirm such matters by delivery of a Record dated the day of the advancing of such Loan and signed by an authorized officer of Borrower.

         11. TERM. Unless sooner terminated by Lender or Borrower pursuant to the terms of this Agreement, the period during which the Revolving Loan shall be available shall initially be a period commencing on the date hereof and concluding on the Termination Date.

         12. EVENTS OF DEFAULT.

                  12.1. DEFAULTS. Upon the happening of any of the following events (collectively, "Events of Default"):

                  (a) if Borrower shall fail to make payment when due of any Obligation under this Agreement or any other Loan Document; or

                  (b) if Borrower shall fail to comply with any term, condition, covenant, warranty or representation contained in Articles 6 or 9 of this Agreement; or

                  (c) if Borrower shall fail to comply with any term, condition, covenant or warranty of or in this Agreement other than in Articles 6 or 9 of this Agreement, and such failure continues for a period in excess of fifteen
(15) days after notice thereof is given by Lender to Borrower; or

                  (d) if Borrower shall fail to comply with any term, condition, covenant, warranty or representation in any of the other Loan Documents or any other agreement between Lender and Borrower; or

                  (e) if Borrower shall cease to be Solvent, make an assignment for the benefit of its creditors, call a meeting of its creditors to obtain any general financial accommodation, suspend business or if any case under any provision of the Bankruptcy Code, including provisions for reorganizations, shall be commenced by or against Borrower or if a receiver, trustee or equivalent officer shall be appointed for all or any of the assets of Borrower; or

                  (f) if any statement or representation contained in any financial statement or certificate delivered by Borrower to Lender shall be false, in any material respect; when made; or

                  (g) if any federal tax lien is filed of record against any Borrower or any guarantor(s), if any, and is not bonded or discharged within fifteen (15) days; or

                  (h) if Borrower's independent public accountants shall refuse to deliver any financial statement required by this Agreement; or

                  (i) if a judgment for more than Twenty-Five Thousand and 00/100 Dollars ($25,000.00) shall be entered against Borrower in any action or proceeding and shall not be stayed, vacated, bonded, paid, discharged or applied in good faith within thirty (30) days, except a judgment where the claim is covered by insurance and the insurance company has accepted liability therefor in a Record; or

                  (j) if any obligation of Borrower in respect of Indebtedness (other than Indebtedness to Lender) exceeding in the aggregate $25,000.00 shall be declared to be or shall become due and payable prior to the stated maturity thereof or such obligation shall not be paid as and when the same becomes due and payable; or there shall occur any event or condition which constitutes an event of default under any mortgage, indenture, instrument, agreement or evidence of Indebtedness relating to any obligation of Borrower in respect of any such Indebtedness the effect of which is to permit the holder or the holders of such mortgage, indenture, instrument, agreement or evidence of Indebtedness, or a trustee, agent or other representative on behalf of such holder or holders, to cause the Indebtedness evidenced thereby to become due prior to its stated maturity; or

                  (k) upon the happening of any Reportable Event which Lender in its sole discretion determines might constitute grounds for the termination of any Plan, or if a trustee shall be appointed by an appropriate United States District Court or other court of administrative tribunal to administer any Plan, or if the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or

                  (1) upon the occurrence and continuance of any Material Adverse Effect, which in the sole and absolute opinion of Lender, impairs Lender's security, increases Lender's risks; or impairs the Borrower's ability to perform hereunder or under the Loan Documents; or

                  (m) upon the occurrence of a default under the ViewCast Obligation; or

                  (n) upon the happening of any of the events described in Sections 12.1 (d), (e), (f), (g), (h), (i), (j) or (l) with respect to any guarantor, if any, or if any such guarantor purports to terminate its guaranty or upon the death of a guarantor, if any, that is a natural person, if any.

                  Then, and in any such event, Lender may terminate this Agreement without prior notice or demand to Borrower or may demand payment of all Obligations (whether otherwise then payable on demand or not) without terminating this Agreement and shall, in any event, be under no further responsibility to extend any credit or afford any financial accommodation to Borrower, whether under this Agreement or otherwise.

                  12.2. OBLIGATIONS IMMEDIATELY DUE. Upon the Termination Date for any reason, all of Borrower's Obligations to Lender, including but not limited to the Loans, shall immediately become due and payable without further notice or demand.

                  12.3. CONTINUATION OF SECURITY INTERESTS. Notwithstanding any termination, until all Obligations of Borrower shall have been fully paid and satisfied, Lender shall retain all security in and title to all existing and future Receivables, General Intangibles, Inventory, Equipment, Fixtures, Investment Property, and other Collateral held by Lender under the General Security Agreement or under any other Loan Document and Borrower shall continue to assign Receivables and consign Inventory to Lender and continue to turn over collections to Lender.

          13. REMEDIES OF LENDER. Upon the occurrence of any Event of Default or upon any termination of this Agreement following an Event of Default, then Lender shall have, in addition to all of its other rights under this Agreement all of the rights and remedies provided in the General Security Agreement.

         14. GENERAL PROVISIONS.

                  14.1. RIGHTS CUMULATIVE. Lender's rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights or remedies which Lender may have under any other agreement or instrument, by operation of law or otherwise.

                  14.2. SUCCESSORS AND ASSIGNS. This Agreement is entered into for the benefit of the parties hereto and their successors and assigns. It shall be binding upon and shall inure to the benefit of the said parties, their successors and assigns. Lender shall have the right, without the necessity of any further consent or authorization by Borrower, to sell, assign, securitize or grant participation in all, or a portion of, Lender's interest in the Loans, to other financial institutions of the Lender's choice and on such terms as are acceptable to Lender in its sole discretion.

                  14.3. NOTICE. Wherever this Agreement provides for notice to any party (except as expressly provided to the contrary), it shall be given by messenger, facsimile, certified U.S. mail with return receipt requested, or nationally recognized overnight courier with receipt requested, effective when received by the party to whom addressed, and shall be addressed as follows, or to such other address as the party affected may hereafter designate:

         If to Lender:              Keltic Financial Partners, LP
                                    Attn: John P. Reilly, Managing Partner
                                    555 Theodore Fremd Avenue, Suite C-207
                                    Rye, New York 10580
                                    Tel: (914) 921-3555 (ext. 208)
                                    Fax: (914) 921-1154

         With a copy to:            Pitney, Hardin, Kipp & Szuch, LLP
                                    Attn: Michael P. Turner, Esq.
                                    200 Campus Drive
                                    Florham Park, New Jersey 07932
                                    Tel: (973) 966-8432
                                    Fax: (973) 966-1550

         If to Borrower:            MMAC Communications Corp.
                                    Attn: President
                                    900 Huyler Street
                                    Teterboro, New Jersey 07608
                                    Tel: (201) 440-8585
                                    Fax: (201) 440-6726

         With a copy to:            ViewCast.com, Inc.
                                    Attn: Chief Financial Officer
                                    17300 Dallas Parkway, Suite 2000
                                    Dallas, Texas 75248
                                    Tel: (972) 488-7200
                                    Fax: (972) 488-7299

                                    and to:

                                    Haynes and Boone, LLP
                                    Attn: Janice V. Sharry
                                    901 Main Street, Suite 3100
                                    Dallas, Texas 75202
                                    Tel: (214) 651-5562
                                    Fax: (214) 200-0676

                  14.4. STRICT PERFORMANCE. The failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of any Default or Event of Default by Borrower under this Agreement or any of the other Loan Documents shall not suspend, waive or affect any other Default or Event of Default by Borrower under this Agreement or any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or a different type.

                  14.5. WAIVER. Borrower waives presentment, protest, notice of dishonor and notice of protest upon any instrument on which it may be liable to Lender as maker, endorser, guarantor or otherwise.

                  14.6. CONFLICT OF LAWS. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York; provided, however, that if any of the Collateral shall be located in any jurisdiction other than New York, the laws of such jurisdiction shall govern the method, manner and procedure for foreclosure of Lender's lien upon such Collateral and the enforcement of Lender's other remedies in respect of such Collateral to the extent that the laws of such jurisdiction are different from or inconsistent with the laws of New York.

                  14.7. EXPENSES. If, at any time or times prior or subsequent to the date hereof, regardless of whether or not an Event of Default then exists or any of the transactions contemplated hereunder are concluded, Lender employs counsel for advice or other representation, or incurs legal expenses, or consulting fees and expenses, or other costs or out-of-pocket expenses in connection with: (a) the negotiation and preparation of this Agreement or any of the other Loan Documents, or any amendment of or modification of this Agreement or any of the other Loan Documents; (b) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (c) periodic audits and appraisals performed by Lender; (d) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower's affairs; (e) the perfection of any lien on the Collateral; (f) any attempt to enforce any rights or remedies of Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (g) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then, in any such event, the reasonable attorneys' fees and expenses arising from such services and all reasonable expenses, costs, charges and other fees of such counsel of Lender or relating to any of the events or actions described in this Section shall be payable by Borrower to Lender, and shall be additional Obligations hereunder secured by the Collateral. Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of Lender, but including any intangibles tax, stamp tax or recording tax) shall be payable on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation of any of the Obligations hereunder, by reason of any existing or hereafter enacted federal or state statute, Borrower will pay (or will promptly reimburse Lender for the payment of) all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold Lender harmless from and against liability in connection therewith. Borrower shall also reimburse Lender for all other expenses incurred by Lender in connection with the transactions contemplated under this Agreement or the other Loan Documents, including, without limitation, fees in connection with any bank account, the Lockbox, wire charges, automatic clearing house fees and other similar costs and expenses.

                  14.8. REIMBURSEMENTS CHARGED TO REVOLVING LOAN. With respect to any amount advanced by Lender and required to be reimbursed by Borrower pursuant to the foregoing provisions of Section 14.7, it is hereby agreed that Lender may charge any such amount to Borrower's Revolving Loan on the dates such reimbursement is made. Borrower's obligations under Section 14.7 shall survive termination of the other provisions of this Agreement.

                  14.9. WAIVER OF RIGHT TO JURY TRIAL. Borrower waives the right to trial by jury in the event of any action, suit, proceeding, counterclaim or other litigation to which Lender and Borrower are parties in respect of any matter arising under this Agreement or any other matter involving Borrower and Lender, whether or not other persons are also parties thereto. Borrower acknowledges that the foregoing waiver is a material inducement to Lender's entering into this Agreement and that Lender is relying on the foregoing waiver in its future dealings with Borrower. Borrower represents and warrants that Borrower reviewed this jury waiver provision with its legal counsel, and has made this waiver knowingly and voluntarily.

         15. INDEMNIFICATION BY BORROWER/WAIVER OF CLAIMS.

                  15.1. INDEMNIFICATION. Borrower hereby covenants and agrees to indemnify, defend (with counsel selected by Lender) and hold harmless Lender and its officers, partners, employees and agents from and against any and all claims, damages, liabilities, costs and expenses (including with limitation, the reasonable fees and expenses of counsel) which may be incurred by or asserted against Lender or any such other individual or entity in connection with:

                  (a) any investigation, action or proceeding arising out of or in any way relating to this Agreement, any of the Loans, any of the Loan Documents, any other agreement relating to any of the Obligations, any of the Collateral, or any act or omission relating to any of the foregoing; or

                  (b) any taxes, liabilities, claims or damages relating to the Collateral or Lender's liens thereon; or

                  (c) the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to Borrower by Lender (which shall automatically be deemed to be without recourse to Lender in any event), or the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; or

                  (d) any broker's commission, finder's fee or similar charge or fee in connection with the Loans and the transactions contemplated in this Agreement.

                  Notwithstanding anything contained herein to the contrary, the foregoing indemnity obligations shall not apply to any claims, damages, liabilities, costs and expenses solely attributable to Lender's gross negligence or willful misconduct.

                  15.2. SAVINGS CLAUSE FOR INDEMNIFICATION. To the extent that the undertaking to indemnify, pay and hold harmless set forth in Section 15.1 above may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all matters referred to under Section 15.1.

                  15.3. WAIVER. To the extent permitted by applicable law, no claim may be made by Borrower or any other Person against Lender or any of its Affiliates, partners, officers, employees, agents, attorneys or consultants for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract, tort or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or the other Loan Documents or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Neither Lender nor any of its Affiliates, partners, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the transactions contemplated hereby, except for its or their own gross negligence or willful misconduct.

         16. MISCELLANEOUS.

                  16.1. ENTIRE AGREEMENT; AMENDMENTS; LENDER'S CONSENT. This Agreement (including the Exhibits and Schedules thereto) and the other Loan Documents supersede, with respect to their subject matter, all prior and contemporaneous agreements, understandings, inducements or conditions between the respective parties, whether express or implied, oral or written. No amendment or waiver of any provision of this Agreement or any of the Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a Record Authenticated by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  16.2. CROSS DEFAULT; CROSS COLLATERAL. Borrower hereby agrees that (a) all other agreements between Borrower and Lender are hereby amended so that a default under this Agreement is a default under all such other agreements and a default under any one of the other agreements is a default under this Agreement, and (b) the Collateral under this Agreement secures the Obligations now or hereafter outstanding under all other agreements between Borrower and Lender and the Collateral pledged under any other agreement with Lender secures the Obligations under this Agreement.

                  16.3. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

                  16.4. SEVERABILITY OF PROVISIONS. Any provision of this Agreement or any of the other Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the other Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

                  16.5. TABLE OF CONTENTS; HEADINGS. The table of contents and headings preceding the text of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement or affect its meaning, construction or effect.

                  16.6. EXHIBITS AND SCHEDULES. All of the Exhibits and Schedules to this Agreement are hereby incorporated by reference herein and made a part hereof

          17. CONSENT TO JURISDICTION. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER OR LENDER, BORROWER HEREBY CONSENTS AND AGREES THAT ANY FEDERAL OR STATE COURT LOCATED IN ANY COUNTY IN NEW YORK STATE, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT; PROVIDED, HOWEVER, LENDER MAY, AT ITS OPTION, COMMENCE ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION TO OBTAIN POSSESSION OF OR FORECLOSE UPON ANY COLLATERAL, TO OBTAIN EQUITABLE RELIEF OR TO ENFORCE ANY JUDGMENT OR ORDER OBTAINED BY LENDER AGAINST BORROWER OR WITH RESPECT TO ANY COLLATERAL, TO ENFORCE ANY OTHER RIGHT OR REMEDY UNDER THIS AGREEMENT OR TO OBTAIN ANY OTHER RELIEF DEEMED APPROPRIATE BY LENDER. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS CONSENT TO JURISDICTION PROVISION WITH ITS LEGAL COUNSEL, AND HAS MADE THIS WAIVER KNOWINGLY AND VOLUNTARILY.


                      [END OF TEXT; SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized on the day and year first above written.


                                             KELTIC FINANCIAL PARTNERS, LP
                                             By: KELTIC FINANCIAL SERVICES LLC,
                                                 its general partner



                                             By: /s/ JOHN P. REILLY
                                                --------------------------------
                                                 Name: John P. Reilly
                                                 Title: Managing Partner



                                             MMAC COMMUNICATIONS CORP.



                                             By: /s/ LAURIE L. LATHAM
                                                --------------------------------
                                                 Name: Laurie L. Latham
                                                 Title: Chief Financial Officer

                                    EXHIBIT A
                                 REVOLVING NOTE

$1,500,000.00                                                   October __, 2002

                   FOR VALUE RECEIVED, MMAC Communications Corp., a corporation with its principal executive office and place of business at 900 Huyler Street, Teterboro, New Jersey 07608 ("Borrower"), promises to pay to the order of KELTIC FINANCIAL PARTNERS, LP ("Lender"), at 555 Theodore Fremd Avenue, Suite C-207, Rye, New York 10580 or at such other place as Lender may from time to time in writing designate, the principal sum of each Revolving Loan made by Lender to Borrower under that certain Revolving Loan Agreement dated of even date herewith between Borrower and Lender ("Loan Agreement" and together with all of the other documents, instruments or agreements executed in connection therewith, as the same may be modified, amended, restated or replaced from time to time, the "Loan Documents"). The aggregate unpaid principal balance hereof shall not exceed at any time the sum of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS and 00/100 ($1,500,000.00). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Loan Documents. The entire unpaid principal balance hereof, together with the accrued interest thereon and accrued late charges, if any, and all other sums due hereunder shall be due and payable on the Termination Date.

                  Borrower also promises to pay interest to Lender monthly, in arrears, on the first day of each month commencing on November 1, 2002 on the average daily unpaid principal balance of this Note at the rate set forth in
Section 3.1 of the Loan Agreement.

                  This is the "Revolving Note" referred to in the Loan Agreement and is entitled to the benefit of all of the terms and conditions and the security of all of the security interests and liens granted by Borrower or any other person to Lender pursuant to the Loan Agreement or any other Loan Document including, without limitation, provisions regarding mandatory and optional prepayment rights and premiums. Upon the occurrence of any Event of Default, the entire unpaid principal amount owed Lender hereunder shall become immediately due and payable hereof without further notice or demand.

                  Whenever any payment to be made under this Note shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of any interest then due and payable hereunder.

                  The undersigned and all other parties who, at any time, may be liable hereon in any capacity waive presentment, demand for payment, protest and notice of dishonor of this Note. This Note may not be changed orally, but only by an agreement in writing which is signed by the holder and the party or parties against whom enforcement of any waiver, change, modification or discharge is sought.

                  IN WITNESS WHEREOF, the undersigned has executed this Note the day and year first above written.

                                             MMAC COMMUNICATIONS CORP.


                                             By:
                                                --------------------------------
                                             Name: Laurie L. Latham
                                             Title: Chief Financial Officer

                                    EXHIBIT B
                           FORM OF NOTICE OF BORROWING



Keltic Financial Partners, LP
555 Theodore Fremd Avenue, Site C-207
New York, New York 10580

Re:  Request for loan/advance

                  The undersigned requests a $__________ loan advance pursuant to Section 2.1 of the Loan Agreement dated as of October 11, 2002 between Keltic Financial Partners, LP and the undersigned ("Loan Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

                  Please wire the requested loan advance [to our operating account number __________ at __________] or [in accordance with the following wire instructions [insert instructions]. Please call the undersigned to confirm receipt of this fax at _____________.

                  Thank you.


                                             MMAC COMMUNICATIONS CORP.



                                             By:
                                                --------------------------------
                                                            (title)

                                    EXHIBIT C
                           BORROWING BASE CERTIFICATE


AS OF
     ---------------------

BORROWER:
PREVIOUS DAY AIR { / / }                                                $  -
         Sales:                                                         $  -
         Credits:                                                       $  -
         Debits:                                                        $  -
         Collections:                                                   $  -
         Coll. Adj's:                                                   $  -
ENDING A/R{ / / }
Ineligibles:
           Past Due a/o:                                                  $    -
                                                                          $    -

ELIGIBLE A/R:                                                                                   $  -
A/R @___%:                                                                                      $  -
TOTAL AVAILABLE COLLATERAL:                                                                     $  -
OUTSTANDING LOAN BALANCE AS OF / /                                                              $  -
ADVANCE {//}                                                                                    $  -
OUTSTANDING LOAN BALANCE AS OF / /                                                              $  -
NET AVAILABILITY:

                  I hereby certify in connection with the Loan Agreement, dated as of October 11, 2002 between MMAC Communications Corp. and Keltic Financial Partners, LP ("Loan Agreement"), that the information and each calculation set forth above is to the best of my knowledge, true, correct and complete as of the date hereof and are calculated in accordance with the Loan Agreement. Unless otherwise defined herein, all terms used herein shall have the meanings ascribed to them in the Loan Agreement and General Security Agreement.



Prepared By:                                          Dated:
             ----------------------------------------        -------------------
                   (Authorized Signature)

                                    EXHIBIT D
                             COMPLIANCE CERTIFICATE

MMAC COMMUNICATIONS CORP. ("Borrower") hereby certifies to KELTIC FINANCIAL PARTNERS, LP in accordance with the provisions of a Loan Agreement between Borrower and Lender dated as of the 11th day of October, 2002, as the same from time to time may be amended, supplemented or otherwise modified ("Agreement") that:

         A. General

                  (i) Borrower has complied in all respects with all the terms, covenants and conditions of the Agreement which are binding upon them;

                  (ii) there exists no Event of Default or Default as defined in the Agreement;

                  (iii) the representations and warranties contained in the Agreement are true in all respects with the same effect as though such representations and warranties had been made on the date hereof; and

         B. Financial Covenants

                  As of the date hereof or, from such period as may be designated below, the computations, ratios and calculations as set forth below, are true and correct:

                  (a) Fixed Charge Coverage Rates

                  (b) EBITDA

                  WITNESS the signature of the undersigned duly authorized officer of Borrower on ___________,20__.

                                             MMAC COMMUNICATIONS CORP.


                                             By
                                               ---------------------------------

                                             Name:
                                                  ------------------------------

                                             Title:
                                                   -----------------------------

                                  SCHEDULE 5.2
                                   TRADENAMES


REGISTERED TRADENAMES:

         Delta Computec Inc.
         DCi
         DCi Professional Services



REGISTERED SERVICE MARK:

         PC RESERVE

                                  SCHEDULE 5.3
                           AFFILIATES AND SUBSIDIARIES



ViewCast.com, Inc. - Parent

                                  SCHEDULE 5.8
                                   REAL ESTATE



LEASED FACILITIES:         900 Huyler Street, Teterboro, New Jersey 07608
                           1003 Society Drive, Claymont, Delaware


SUBLEASE:  Teterboro, New Jersey - Ameriban

                                  SCHEDULE 5.9
                             PATENTS AND TRADEMARKS



Registered Service Mark:

PC Reserve

                                  SCHEDULE 5.13
                                   LITIGATION



None.

                                  SCHEDULE 5.14
                              RECEIVABLES LOCATIONS



MMAC Communications Corp., 900 Huyler Street, Teterboro, New Jersey 07608

                                  SCHEDULE 5.17
                                      LIENS



AUTOMOBILES:

         1998 Chevy G20 Van (Leases have expired, but Borrower has been charged monthly administration costs - $25.00/per vehicle each month. Vehicles can be returned at no charge.)

         Ford Motor Credit - 2001 Lincoln

OFFICE EQUIPMENT:

         Richo - 2 copiers/1 fax
         Pitney Bowes postage machine
         Sales Tax Lien

         State Board of Equalization (California) has a sales tax lien in California. Borrower does not have any assets in California, so American Express charges processed for services are being withheld by California sales tax authority to satisfy this lien.

POTENTIAL SALES AND USE TAX LIENS:

     Company                              Jurisdiction                            Tax Period           Amount
     -------                              ------------                            ----------        -----------
Delta Data Net            New York State                                            5/31/96         $135,000.00
Delta Computec            State Board of Equalization (California)                  3/31/99         $  2,520.00
Delta Computec            Commonwealth of Pennsylvania                             12/31/97         $ 11,431.00
Delta Computec            Massachusetts Department of Revenue                      10/31/96         $ 18,016.00

         The aforesaid sales and use tax liens are subject to the provisions of the APA.

                                  SCHEDULE 5.18
                                  INDEBTEDNESS


The Indebtedness relating to the automobile and office equipment leases referenced in Schedule 5.17.

The contingent payments due to Delta Computec Inc. pursuant to the APA.

                                  SCHEDULE 5.24
                              LIST OF BANK ACCOUNTS


                                      None.